Exhibit 10.1

EXECUTION COPY

FIRST AMENDMENT AND CONSENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT AND CONSENT TO CREDIT AGREEMENT (the “Amendment”), dated as of May 1, 2009, is to that certain Amended and Restated Credit Agreement dated as of June 21, 2007 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Credit Agreement”), by and among GENCORP INC., an Ohio corporation (the “Borrower”), the subsidiaries of the Borrower from time to time party thereto (the “Guarantors”), the lenders from time to time party thereto (the “Lenders”), and WACHOVIA BANK, NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Administrative Agent”).  Capitalized terms used herein but not otherwise defined shall have the meanings ascribed thereto in the Credit Agreement.

W I T N E S S E T H

WHEREAS, the Lenders have established credit facilities for the benefit of the Borrower pursuant to the terms of the Credit Agreement;

WHEREAS, the Borrower has informed the Administrative Agent that Snappon SA (“Snappon”), a French subsidiary of the Borrower which is not a Credit Party or Significant Subsidiary under the Credit Agreement, has had legal judgments rendered against it totaling approximately $4 million that are immediately due and payable in cash under French law (the “Snappon Judgments”);

WHEREAS, the Borrower has further informed the Administrative Agent that, rather than appeal or pay the Snappon Judgments, it may commence voluntary bankruptcy, insolvency or similar proceedings with respect to Snappon while also recognizing that nonpayment of the Snappon Judgments to the claimants could result in the claimants initiating involuntary bankruptcy, insolvency or similar proceedings against Snappon, and any commencement of voluntary or involuntary bankruptcy, insolvency or similar proceedings with respect to Snappon (each a “Bankruptcy Event”) may violate Section 7.1(f) of the Credit Agreement to the extent any such Bankruptcy Event has not been cured by the Borrower or Snappon or waived by the Required Lenders within sixty (60) days of any such Bankruptcy Event occurring;

WHEREAS, the Borrower has requested that the Required Lenders (a) agree to certain amendments to the Credit Agreement and (b) consent to any Bankruptcy Event; and

WHEREAS, the Required Lenders are willing to (a) amend the Credit Agreement and (b) consent to any Bankruptcy Event, in each case subject to the terms and conditions hereof.

NOW, THEREFORE, IN CONSIDERATION of the agreements herein contained, the parties hereby agree as follows:

SECTION 1
AMENDMENT

1.1            New Definitions.  The following definitions are hereby added to Section 1.1 of the Credit Agreement in the appropriate alphabetical order:

“Refinance Period” shall mean the time period commencing on the First Amendment Effective Date and ending on the earlier of (a) the date on which an amendment that permits the renewal, refinancing or extension of the 4.00% Convertible Notes has been approved by the Required Lenders and (b) the date on which the Borrower redeems the 4.00% Convertible Notes in accordance with the terms of Section 6.10 of this Agreement.

“Snappon Judgments” shall mean any legal judgments rendered under French law against Snappon SA, a French subsidiary of the Borrower.

“First Amendment Effective Date” means May 1, 2009.

1.2            Amendment to Section 2.1(a).  The second sentence contained in Section 2.1(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“For purposes hereof, the aggregate principal amount available for Revolving Loan borrowings hereunder shall be EIGHTY MILLION DOLLARS ($80,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Section 2.8, the “Revolving Committed Amount”); provided that during the Refinance Period only SIXTY MILLION DOLLARS ($60,000,000) of the Revolving Committed Amount shall be available to the Borrower for Revolving Loans and Letters of Credit.”

1.3            Amendment to Section 7.1(g).  Section 7.1(g) of the Credit Agreement is hereby amended and restated in its entirety as follows:

(g)           Judgment Default.  One or more judgments, orders, decrees or arbitration awards shall be entered against the Credit Parties or any of their Subsidiaries involving in the aggregate a liability (to the extent not paid when due or covered by insurance) of (i) with respect to the Snappon Judgments, $10,000,000 or more and (ii) with respect to all other  judgments, orders, decrees or arbitration awards, $5,000,000 or more, and all such judgments, orders, decrees or arbitration awards identified in clauses (i) and (ii) above shall not have been paid and satisfied, vacated, discharged, stayed or bonded pending appeal within thirty (30) days from the entry thereof.

SECTION 2
CONSENT

2.1           Consent.  Notwithstanding the provisions of the Credit Agreement to the contrary, the Required Lenders hereby consent to any Bankruptcy Event and agree that any Bankruptcy Event shall not violate the provisions of Section 7.1(f) of the Credit Agreement.

2.2           Effectiveness of Consent.  This consent shall be effective only to the extent specifically set forth herein and shall not (a) be construed as a waiver of any breach or default nor as a waiver of any breach or default of which the Lenders have not been informed by the Credit Parties, (b) affect the right of the Lenders to demand compliance by the Credit Parties with all terms and conditions of the Credit Agreement, except as specifically consented to pursuant to the terms hereof, (c) be deemed a waiver of any transaction or future action on the part of the Credit Parties requiring the Lenders’ or the Required Lenders’ consent or approval under the Credit Agreement, or (d) except as consented to and waived hereby, be deemed or construed to be a waiver or release of, or a limitation upon, the Administrative Agent’s or the Lenders’ exercise of any rights or remedies under the Credit Agreement or any other Credit Document, whether arising as a consequence of any Event of Default which may now exist or otherwise, all such rights and remedies hereby being expressly reserved.

SECTION 3
CONDITIONS TO EFFECTIVENESS

3.1           Conditions to Effectiveness.  This Amendment shall be and become effective as of the date first above written upon satisfaction of the following conditions (in form and substance reasonably acceptable to the Administrative Agent) prior to the Amendment or simultaneously therewith:

(a)           Executed Amendment.  Receipt by the Administrative Agent of a copy of this Amendment duly executed by each of the Credit Parties and the Administrative Agent, on behalf of the Required Lenders.

(b)           Executed Consents.  Receipt by the Administrative Agent of executed consents from the Required Lenders (each a “Lender Consent”) authorizing the Administrative Agent to enter into this Amendment on their behalf.

(c)           Fees and Expenses.  The Borrower shall have paid in full (i) all fees set forth in that certain Engagement Letter, dated April 20, 2009, among the Borrower, Wachovia and WCM, (ii) to the Administrative Agent for the account of each Lender that delivers a Lender Consent to the Administrative Agent by 5:00 p.m. (EDT) on April 30, 2009, an amendment fee in an amount equal to 0.05% multiplied by such Lender’s Revolving Commitment plus outstanding Term Loans plus the outstanding amount of such Lender’s Credit-Linked Deposit and (iii) all reasonable out-of-pocket fees and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation, the reasonable fees and expenses of Moore & Van Allen PLLC and any other outstanding fees and expenses thereof.

(d)           Miscellaneous.  All other documents and legal matters in connection with the transactions contemplated by this Amendment shall be reasonably satisfactory in form and substance to the Administrative Agent and its counsel.

SECTION 4
MISCELLANEOUS

4.1           Representations and Warranties.  Each of the Credit Parties represents and warrants as follows as of the date hereof, after giving effect to this Amendment:

(a)           It has taken all necessary action to authorize the execution, delivery and performance of this Amendment.

(b)           This Amendment has been duly executed and delivered by such Person and constitutes such Person’s valid and legally binding obligations, enforceable in accordance with its terms, except as such enforceability may be subject to (i) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding at law or in equity).

(c)           No consent, approval, authorization or order of, or filing, registration or qualification with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by such Person of this Amendment.

(d)           The representations and warranties set forth in Article III of the Credit Agreement (as amended by this Amendment) are true and correct as of the date hereof (except for those which expressly relate to an earlier date).

(e)           After giving effect to this Amendment, no event has occurred and is continuing which constitutes a Default or an Event of Default.

(f)           The Security Documents continue to create a valid security interest in, and Lien upon, the Collateral, in favor of the Administrative Agent, for the benefit of the Lenders, which security interests and Liens are perfected in accordance with the terms of the Security Documents and prior to all Liens other than Permitted Liens.

(g)           The Credit Party Obligations are not reduced or modified by this Amendment and are not subject to any offsets, defenses or counterclaims.

4.2           Instrument Pursuant to Credit Agreement.  This Amendment is a Credit Document executed pursuant to the Credit Agreement and shall be construed, administered and applied in accordance with the terms and provisions of the Credit Agreement.

4.3           Reaffirmation of Credit Party Obligations.  Each Credit Party hereby ratifies the Credit Agreement and acknowledges and reaffirms (a) that it is bound by all terms of the Credit Agreement applicable to it and (b) that it is responsible for the observance and full performance of its respective Credit Party Obligations.

4.4           Survival.  Except as expressly modified and amended in this Amendment, all of the terms and provisions and conditions of each of the Credit Documents shall remain unchanged.

4.5           Expenses.  The Borrower agrees to pay all reasonable costs and expenses of the Administrative Agent in connection with the preparation, execution and delivery of this Amendment, including without limitation the reasonable expenses of the Administrative Agent’s legal counsel.

4.6           Further Assurances.  The Credit Parties agree to promptly take such action, upon the request of the Administrative Agent, as is necessary to carry out the intent of this Amendment.

4.7           Entirety.  This Amendment and the other Credit Documents embody the entire agreement among the parties hereto and thereto and supersede all prior agreements and understandings, oral or written, if any, relating to the subject matter hereof and thereof.

4.8           Counterparts.  This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument.  Delivery of executed counterparts of this Amendment by telecopy or other electronic means shall be effective as an original and shall constitute a representation that an original shall be delivered if requested by the Administrative Agent.

4.9           No Actions, Claims, Etc.  As of the date hereof, each of the Credit Parties hereby acknowledges and confirms that it has no knowledge of any actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, against the Administrative Agent, the Lenders, or the Administrative Agent’s or the Lenders’ respective officers, employees, representatives, agents, counsel or directors arising from any action by such Persons, or failure of such Persons to act under this Credit Agreement on or prior to the date hereof.

4.10         General Release.  In consideration of the Administrative Agent entering into this Amendment, each Credit Party hereby releases the Administrative Agent, the Lenders, and the Administrative Agent’s and the Lenders’ respective officers, employees, representatives, agents, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act under the Credit Agreement on or prior to the date hereof, except, with respect to any such person being released hereby, any actions, causes of action, claims, demands, damages and liabilities arising out of such person’s gross negligence, bad faith or willful misconduct.

4.11         Waiver of Jurisdiction; Service of Process; Waiver of Jury Trial.  The jurisdiction, service of process and waiver of jury trial provisions set forth in Sections 9.13 and 9.16 of the Credit Agreement are hereby incorporated by reference, mutatis mutandis.

4.12         Governing Law.  THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT UNDER AND GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

4.13         Successors and Assigns.  This Amendment shall be binding upon and inure to the benefit of the Credit Parties, the Administrative Agent, the Lenders and their respective successors and assigns.

[Signature Pages Follow]

GENCORP INC.
FIRST AMENDMENT, CONSENT AND WAIVER TO CREDIT AGREEMENT

The parties hereto have duly executed this Amendment as of the date first above written.

BORROWER:	GENCORP INC.,
an Ohio corporation

By: /s/ William M. Lau
Name: William M. Lau
Title: Vice President and Treasurer

GUARANTORS:	AEROJET-GENERAL CORPORATION,
an Ohio corporation

By: /s/ William M. Lau
Name: William M. Lau
Title: Vice President and Treasurer

AEROJET ORDNANCE TENNESSEE, INC.,
a Tennessee corporation

By: /s/ Brian E. Sweeney
Name: Brian E. Sweeney
Title: Vice President and Secretary

ADMINISTRATIVE
AGENT:	WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent on behalf of the Lenders

By:/s/ Scott Santa Cruz
Name: Scott Santa Cruz
Title: Director